Exhibit 10.29

[Caribou Biosciences, Inc. Letterhead]

Confidential

February 19, 2021

Rachel Haurwitz

2512 Sherborne Drive

Belmont, CA 94002

Dear Rachel:

Effective January 1, 2021, your base salary will be $495,000 with a target bonus of 45%. You will receive a retroactive payment for January 1 to February 15, 2021 in your next paycheck (February 26, 2021).

I am pleased to announce that the Caribou Board of Directors has approved a bonus based on the Company’s achievements in 2020. You will receive a one-time payment of $202,500.00, less applicable withholding taxes, on February 26, 2021.

In spite of the many challenges that 2020 thrust upon the Company, our communities, and our families, the herd impressively managed to accomplish many of the Company’s 2020 corporate goals:

•	filing the IND for CB-010 and initiating the ANTLER Phase 1 trial,

•	nominating a third pipeline program,

•	establishing a robust and reproducible process for iNK differentiation,

•	~50% insertion in primary T cells with a long non-viral DNA template using Cas12a chRDNAs, and

•	implementing Type I editing in iPSC lines.

Other goals that we did not complete by the end of 2020 are well underway or already completed including manufacturing GLP material for CB-011, closing a strategic partnership, and closing the Series C. The other members of the Board and I are grateful to you for your hard work and your support of these multiple key efforts. Caribou has the exciting and challenging opportunity to transform our cutting-edge technologies into therapies with best-in-class potential. Only through the continued collective efforts of the herd will we achieve our ambitious 2021 goals.

Please let Cindy know if you want to contribute to your 401(k) account from this bonus payment. Nothing in this letter shall be construed as a guarantee of employment, your employment remains at-will, and the Company reserves the right to change your title, reporting structure, and/or compensation at any time. As a reminder, this letter contains Caribou Confidential Information.

Best regards,

/s/ Barbara G. McClung

Barbara G. McClung
Chief Legal Officer and Corporate Secretary